Automatic Increase Rider


This rider is part of your policy. The date of issue of this rider is the same as the date of issue of the policy .

                                     Insured
As used in this rider, the insured is the same as the insured for the policy.

                                     Benefit

We will automatically increase the face amount of the basic policy once each policy year without evidence of insurability. The increase will take effect on the anniversary date of the policy.

The amount of the increase will be 5% of the face amount in effect on the policy anniversary.

The maximum number of years for automatic increases is 20.

                                    Increase

The increase will be in the same premium class and have the same restrictions as the initial face amount.

We will send you an endorsement each time the face amount increases prior to the increase date. It will show the new face amount.

You may reject an increase by sending us a written request and returning the policy endorsement we send to you. The rejection must be received by us within 30 days from the date of our endorsement.

Any rejection of an automatic increase will terminate the rider.

                             Limitations Of Benefits

This policy may also contain a rider for waiver of monthly deduction disability benefits. No increase will be allowed if, on the anniversary the increase is to take effect, monthly deductions are being waived.

An increase may take place during the 6 month waiting period as provided in the rider for waiver of monthly deduction disability rider.

An increase may also take place after the waiting period, but before we are notified of the insured s total disability. In this case, the increase will be reversed and the face amount will be changed back to the amount of benefit prior to that increase.

                                  Terminations

This rider will terminate on the earliest of the following  dates:
 .the date you reject an automatic increase;
 .the date you decrease the face amount;
 .the date requested by you in writing;
 .the date the policy terminates; or
 .the anniversary date 20 years after issue of this rider.

                                 Cost Of Benefit

There is no additional cost for this rider. Each increase in face amount will generate an additional monthly specified premium and its own surrender charge schedule.

                     American United Life Insurance Company


                                   Secretary